Execution Version

TERM FACILITY B AGREEMENT

for

HARMONY GOLD MINING COMPANY LIMITED
(as Borrower and Obligors’ Agent)

with
THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

NEDBANK LIMITED
(acting through its Nedbank Corporate and Investment Banking division)
(as Sustainability Coordinator)

and

ABSA BANK LIMITED
(acting through its Corporate and Investment Banking division)
(as Sustainability Agent, Sustainability Coordinator and Facility Agent)

CONTENTS

1. DEFINITIONS AND INTERPRETATION	2
2. FACILITY B LOAN	9
3. CONDITIONS OF UTILISATION	9
4. UTILISATION	10
5. INTEREST	11
6. INTEREST PERIODS	12
7. COMMITMENT FEE	14
8. REPAYMENT OF FACILITY B LOAN	14
9. PREPAYMENT	14
10. REPRESENTATIONS FOR GREEN LOAN	14
11. GREEN LOAN UNDERTAKINGS	15
12. GREEN INFORMATION UNDERTAKINGS	16
13. COMPLIANCE WITH GREEN LOAN PRINCIPLES	16
14. CONSEQUENCES OF EVENT OF DEFAULT	18
SCHEDULE 1 THE ORIGINAL FACILITY B LENDERS	33
SCHEDULE 2 FORM OF UTILISATION REQUEST	34
SCHEDULE 3 GREEN LOAN FRAMEWORK	35
SCHEDULE 4 ALLOCATION AND IMPACT REPORT	38
SCHEDULE 5 CONFIRMATION OF AUTHORISATIONS CERTIFICATE	40

- i -

PARTIES:
This Agreement is made between:
(1)Harmony Gold Mining Company Limited, a company registered in accordance with the laws of South Africa under registration number 1950/038232/06, as borrower and agent on behalf of the Obligors (the Borrower and the Obligors’ Agent);
(2)The financial institutions listed in Schedule 1 as original lenders (the Original Facility B Lenders);
(3)Absa Bank Limited (acting through its Corporate and Investment Banking division), a public company duly incorporated in accordance with the laws of South Africa under registration number 1986/004794/06, as sustainability agent (Sustainability Agent);
(4)Absa Bank Limited (acting through its Corporate and Investment Banking division), a public company duly incorporated in accordance with the laws of South Africa under registration number 1986/004794/06, as sustainability coordinator (Sustainability Coordinator);
(5)Nedbank Limited (acting through its Nedbank Corporate and Investment Banking division), a public company duly incorporated in accordance with the laws of South Africa under registration number 1951/000009/06, as sustainability coordinator (Sustainability Coordinator); and
(6)Absa Bank Limited (acting through its Corporate and Investment Banking division), a public company duly incorporated in accordance with the laws of South Africa under registration number 1986/004794/06, as facility agent (Facility Agent).
IT IS AGREED AS FOLLOWS:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement, unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:
1.1.1Agreement means this Term Facility B Agreement and its Schedules as read with the Common Terms Agreement;
1.1.2Allocation and Impact Report means the allocation and impact report described in paragraph 4 of Schedule 3 (Green Loan Framework) and in substantially similar format to Schedule 4 (Allocation and Impact Report);
1.1.3Applicable Margin means, in respect of any Interest Period:
1.1.3.12,65% (two point six five per cent); plus
1.1.3.2if an Event of Default has occurred and whilst it is continuing, 2% (two percent);
1.1.4Available Commitment means, in relation to Facility B, the Maximum Commitment Limits in respect of a Facility B Lender’s Commitment as the date of the proposed Utilisation, minus:

Term Facility B Agreement_ Execution

1.1.4.1the amount of its participation in any outstanding Loans under Facility B; and
1.1.4.2in relation to any proposed Utilisation under Facility B, the amount of its participation in any Loans that are due to be made under Facility B on or before the proposed Utilisation Date, other than any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date under Facility B;
1.1.5Availability Period means the period commencing on the date of Financial Close and ending on the earlier of:
1.1.5.1the date that the Available Facility is cancelled in full in accordance with the provisions of the Common Terms Agreement; and
1.1.5.2the date falling 18 (eighteen) Months after the date of Financial Close;
1.1.6Base Rate means, subject to Clause 6.1.2, JIBAR or where it is not possible to determine JIBAR on any Reset Date, the SAR-JIBAR Reference Rate, in either case converted to a NACQ rate;
1.1.7Capital Projects Authorising Parties means the persons required to approve the creation of a new cost code for a capital project, including an Eligible Green Project, being:
1.1.7.1where the capital investment for that Eligible Green Project is less than ZAR10,000,000 (ten million Rand), the Financial Manager of the mine to which the Eligible Green Project relates, the General Manager of the mine to which the Eligible Green Project relates, the Senior Engineering Officer, the Chief Financial Officer of the Borrower (the South African operations) and the Chief Operating Officer of the Borrower; and
1.1.7.2where the capital investment for that Eligible Green Project is equal to or greater than ZAR10,000,000 (ten million Rand), the persons mentioned in Clause 1.1.7.1 and the Financial Director and Chief Executive Officer of the Borrower,
provided that any changes to the roles comprising this committee and described above will be subject to the prior written consent of the Sustainability Agent (acting on the instructions of the Majority Lenders);
1.1.8CDP means CDP (www.cdp.net), a company limited by guarantee registered in England with number 05013650 and as a charity with number 1122330, and which runs the global disclosure system for investors, companies, cities, states and regions to manage their environmental impacts;
1.1.9Common Terms Agreement means the written agreement titled "Common Terms Agreement" concluded or to be concluded among the Borrower, African Rainbow Minerals Gold Limited, Freegold (Harmony) Proprietary Limited, Randfontein Estates Limited, Avgold Limited, Harmony Copper Limited, Harmony Moab Khotsong Operations Proprietary Limited, Golden Core Trade and Invest Proprietary Limited, Morobe Consolidated Goldfields Limited, Wafi Mining Limited, Nedbank Limited (acting through its Nedbank Corporate and Investment Banking division) (in its capacity as the Global Coordinator and Bookrunner, Original Lender, Original Hedge Provider; and the Sustainability Coordinator), Absa Bank Limited (acting through its Corporate and Investment Banking division) (in its capacity as the Global Coordinator and Bookrunner, Original Lender,

Term Facility B Agreement_ Execution

Original Hedge Provider, Facility Agent, the Sustainability Agent and the Sustainability Coordinator) on or about the Signature Date;

1.1.10Declassification Date means the date described in Clause 13.3.1 below;
1.1.11Eligible Green Projects means the investments described in paragraph 1 of Schedule 3 (Green Loan Framework);
1.1.12Eligibility Criteria means the Borrower’s established process of project evaluation and selection eligibility criteria as stated in the Green Loan Framework in adherence to the Green Loan Principles;
1.1.13Environmental Assessment Practitioner means a consultant licensed to practice in South Africa with the Environmental Assessment Practitioners Association of South Africa (or its replacement organisation from time to time), acceptable to the Sustainability Coordinators and the Sustainability Agent, who conducts an environmental impact process including looking at alternatives, consulting the public (public participation), assessing the impact of the proposed project on the receiving environment;
1.1.14Environmental Authorisation Letter means an environmental authorisation letter issued by the applicable Governmental Authority in terms of the National Environmental Management Act, 1998;
1.1.15Environmental Impact Assessment means an assessment conducted by an Environmental Assessment Practitioner detailing the social, economic and environmental risks and impacts of an Eligible Green Project;
1.1.16Facility B means the facility described in Clause 2 (Facility B) of this Agreement;
1.1.17Facility B Loan means a loan made or to be made under Facility B or (as the context may require) the principal amount outstanding for the time being of that loan;
1.1.18Final Repayment Date means the earlier of:
1.1.18.1the date falling 6 (six) years and 6 (six) Months after the date of Financial Close; or
1.1.18.2such earlier date(s) upon which the Facility B Outstandings become repayable by the Borrower pursuant to the provisions of this Agreement;
1.1.19Green Facility means the term loan facility made available under this Agreement as described in Clause 2 (Facility B Loan) for the purposes of financing Eligible Green Projects adhering to the Green Loan Principles and that has not been declassified as such by the Facility B Lenders pursuant to Clause 13.2 (Declassification Events);
1.1.20Green Costs Report means a report generated on a monthly basis by the Borrower in a form satisfactory to the Facility B Lenders which indicates the costs incurred to date by the Borrower relating to the construction, development, acquisition, maintenance and/or operation of the Eligible Green Projects;
1.1.21Green Costs Certificate means a certificate in a form satisfactory to the Facility B Lenders in which the Executive Head: Treasury, the Executive Head of Sustainable Development and the Executive

Term Facility B Agreement_ Execution

Head of Engineering of the Borrower represents that the proposed Utilisation will be used exclusively to reimburse the Borrower for expenditure relating to the applicable Eligible Green Projects, as set out in the Green Costs Report to which the proposed Utilisation relates;
1.1.22Green Loan means a loan that is made or to be made under the Green Facility or the principal amount outstanding for the time being of that loan;
1.1.23Green Loan Confirmation Committee means the committee of the Borrower which is responsible for managing and overseeing the requirements of the Green Loan Framework and comprises:
1.1.23.1the Executive Head: Treasury, being as at the Signature Date, Herman Perry;
1.1.23.2the Executive for Sustainable Development, being as at the Signature Date, Melanie Naidoo-Vermaak; and
1.1.23.3the Executive Head of Technical and Engineering, being as at the Signature Date, Siphamandla Mthethwa;
1.1.24Green Loan Framework means the green framework prepared by the Borrower and agreed by the Sustainability Coordinator and Sustainability Agent (acting on the instructions of the Facility B Lenders) describing the Eligible Green Projects by reference to the Green Loan Principles, as set out in Schedule 3 (Green Loan Framework);
1.1.25Greenhouse Gases (GHGs) means the natural and anthropogenic gases which trap thermal radiation in the earth’s atmosphere and are specified in Annex A to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (UNFCCC) or otherwise specified by the UNFCCC at the date of this Agreement, as may be amended from time to time, which include carbon dioxide (CO2), methane (CH4), nitrous oxide (N2O), hydrofluorocarbons (HFCs), perfluorocarbons (PFCs), sulphur hexafluoride (SF6), and nitrogen trifluoride (NF3);
1.1.26Greenhouse Gas (GHG) Emissions means emissions of GHGs from all sources, categorised as scope 1, 2 and 3 emissions by The Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard, Revised Edition 2015 as updated from time to time;
1.1.27Interest Payment Date means the last day of each Interest Period;
1.1.28Interest Periods means, in relation to each Facility B Loan, each period determined in accordance with Clause 6 (Interest Periods) of this Agreement and, in relation to an Unpaid Sum, each period determined in accordance with Clause 13.5 (Default interest) of the Common Terms Agreement;
1.1.29JIBAR means, in relation to any Interest Period, the rate for the period which most closely approximates such Interest Period which appears on the Reuters Screen SAFEY Page as at 11 am Johannesburg time on the first day of such Interest Period;
1.1.30JIBAR Replacement Event means:
1.1.30.1the methodology, formula or other means of determining JIBAR has, in the opinion of the Facility Agent, materially changed;

Term Facility B Agreement_ Execution

1.1.30.2the administrator of JIBAR publicly announces that it has ceased or will cease, to provide the Base Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide JIBAR;
1.1.30.3the administrator of JIBAR or its supervisor publicly announces that JIBAR has been or will be permanently or indefinitely discontinued;
1.1.30.4the administrator of JIBAR or its supervisor announces that JIBAR may no longer be used; or
1.1.30.5in the opinion of the Facility Agent (acting on behalf of the Facility B Lenders) and the Obligors’ Agent, JIBAR is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;
1.1.31Majority Lenders means:
1.1.31.1if there are no Facility B Loans then outstanding, a Facility B Lender or Facility B Lenders whose Facility B Commitments aggregate at least 66,67% (sixty-six point six seven per cent) of the Total Facility B Commitments (or, if the Total Facility B Commitments have been reduced to zero, aggregated at least 66,67% (sixty six point six seven per cent) of the Total Facility B Commitments immediately prior to the reduction; and
1.1.31.2at any other time, a Facility B Lender or Facility B Lenders whose participations in the Facility B Loans then outstanding aggregate at least 66,67% (sixty-six point six seven per cent) of all the Facility B Loans then outstanding;
1.1.32Maximum Commitment Limits means the maximum aggregate Commitments of the Facility B Lenders determined with reference to the amounts and periods set out in the table below:

Period during which a Utilisation Date Occurs	Maximum Commitment Limits (ZAR)
Period One	0
Period Two	in respect of each Facility B Lender its Pro Rata Share of ZAR375,000,000
Period Three	in respect of each Facility B Lender its Pro Rata Share of ZAR750,000,000
Period Four	in respect of each Facility B Lender its Pro Rata Share of ZAR1,125,000,000
Period Five	in respect of each Facility B Lender its Pro Rata Share of ZAR1,500,000,000

1.1.33NACQ means nominal annual compounded quarterly in arrears;

Term Facility B Agreement_ Execution

1.1.34Parties means:
1.1.34.1the Borrower;
1.1.34.2the Facility B Lenders;
1.1.34.3the Sustainability Agent;
1.1.34.4the Sustainability Coordinators; and
1.1.34.5the Facility Agent,
and Party means, as the context requires, any one of them;
1.1.35Periods means Period One, Period Two, Period Three, Period Four and Period Five, and Period means, as the context requires, any one of them;
1.1.36Period One means the period commencing on Financial Close and ending on the date which is 6 (six) Months calculated from Financial Close;
1.1.37Period Two means the period commencing on the day immediately following the expiry of Period One and ending on the date which is 3 (three) Months calculated from the expiry of Period One;
1.1.38Period Three means the period commencing on the day immediately following the expiry of Period Two and ending on the date which is 3 (three) Months calculated from the expiry of Period Two;
1.1.39Period Four means the period commencing on the day immediately following the expiry of Period Three and ending on the date which is 3 (three) Months calculated from the expiry of Period Three;
1.1.40Period Five means the period commencing on the day immediately following the expiry of Period Four and ending on the expiry of the Availability Period contemplated in Clause 1.1.5.2;
1.1.41Pro Rata Share means in respect of each Facility B Lender, a share (expressed as a percentage) determined in accordance with the following formula:
A = B ÷ C x 100
where:
A means Pro Rata Share;
B means the Facility B Commitment of the applicable Facility B Lender as contemplated in Schedule 1 (The Original Facility B Lenders ); and
C means the Total Facility B Commitments,
1.1.42Relevant Nominating Body means the South African Reserve Bank, or any other replacement regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them;

Term Facility B Agreement_ Execution

1.1.43Repayment Amount means an amount equal to one tenth of the aggregate of all Facility B Loans advanced during the Availability Period such that following the payment of all such amounts, the amount outstanding in respect of all Facility B Loans amortizes to zero on the Final Repayment Date;
1.1.44Repayment Date means the last day of the Repayment Holiday and thereafter, the last day of each consecutive period of 6 (six) Months falling thereafter;
1.1.45Repayment Holiday means the period from and including the date of Financial Close to the date falling 2 (two) years thereafter;
1.1.46Replacement Benchmark means a benchmark rate which is:
1.1.46.1formally designated, nominated or recommended as the replacement for JIBAR by:
1.1.46.1.1the administrator of JIBAR (provided that the market or economic reality that such benchmark rate measures is the same as that measured by JIBAR); or
1.1.46.1.2any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the Replacement Benchmark will be the replacement under Clause 1.1.46.1.2 above;
1.1.46.2in the opinion of the Facility Agent (acting on behalf of the Facility B Lenders) and the Obligors’ Agent, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to JIBAR; or
1.1.46.3an appropriate successor to JIBAR, as chosen by the Facility Agent (acting on behalf of the Facility B Lenders) and agreed to by the Obligors’ Agent in writing;
1.1.47Reset Date means the first day of each applicable Interest Period, being the date in each case upon which the Base Rate is to be determined for such Interest Period;
1.1.48SAR-JIBAR-Reference Rate means the mid-market rate between deposits and loans in Rand for an Interest Period quoted by the Reference Banks at approximately 11 am Johannesburg time on the relevant Reset Date. The Facility Agent will request the principal Johannesburg office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the rate for that Reset Date will be determined by the Facility Agent, acting in a commercially reasonable manner, using a representative rate;
1.1.49Science Based Targets means the Borrower’s target to reduce its Greenhouse Gas Emissions in line with latest climate science as validated and published by the Science Based Targets Initiative;
1.1.50Science Based Targets Initiative or SBTi means the collaboration between the CDP, the United Nations Global Compact, World Resources Institute and the World Wide Fund for Nature to define best practice and provide technical support to companies in respect of emissions reductions and net zero targets in line with climate science;

Term Facility B Agreement_ Execution

1.1.51Signature Date means the date of the signature of the Party last signing this Agreement in time;
1.1.52Term means the period commencing on the first Utilisation Date and ending on the Final Maturity Date;
1.1.53Utilisation Date means the date of each Facility B Loan, being the date on which a Facility B Loan is to be made; and
1.1.54Utilisation Request means a notice substantially in the form set out in Schedule 2 (Form of Utilisation Request).
1.2Common Terms Agreement
1.2.1Terms used (but not otherwise defined) in this Agreement have the meaning given to them in the Common Terms Agreement.
1.2.2The provisions of clause 1.2 (Interpretation and Construction) of the Common Terms Agreement apply to this Agreement as if set out in this Agreement in full.
1.2.3This Agreement and the rights and obligations of the Parties shall in all respects be subject to, and governed by, the terms and conditions of the Common Terms Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Common Terms Agreement, the provisions of this Agreement shall prevail.
2.FACILITY B LOAN
2.1Subject to the terms and conditions of this Agreement and the Common Terms Agreement, the Facility B Lenders agree to make available to the Borrower a senior unsecured ZAR green use of proceeds amortising term loan facility in an aggregate principal amount not exceeding the Total Facility B Commitments.
2.2The Borrower shall apply all amounts borrowed by it under the Green Facility for the purpose set out in paragraph 1 (Use of Proceeds) of the Green Loan Framework.
3CONDITIONS OF UTILISATION
3.1.The obligation of the Facility B Lenders to lend, and the right of the Borrower to borrow, any Facility B Loan under this Agreement is subject to:
3.1.1the fulfilment or waiver (to the extent applicable) of all of the conditions set out in clause 8.1 (Initial Conditions Precedent) and clause 8.3 (Further Conditions Precedent) of the Common Terms Agreement;
3.1.2confirmation in writing in the form set out in Schedule 5 (Form of Confirmation) that all regulatory approvals, Environmental Permits and Authorisations required at the date of this confirmation have been obtained for the Eligible Green Projects to which the proposed Utilisation relates; and
3.1.3the receipt by the Sustainability Agent (in form and substance acceptable to it (acting on the instructions of the Majority Lenders)) of the:

Term Facility B Agreement_ Execution

3.1.3.1regulatory approvals, Environmental Permits and Authorisations including the Environmental Authorisation Letter, relating to the proposed Utilisation, as described in clause 3.1.2 above; and
3.1.3.2Environmental Impact Assessment to which the proposed Utilisation relates; and
3.1.4no Declassification Date having occurred.
3.2Satisfaction of any of the conditions set out in Clause 3.1 above may be waived or deferred by the Facility Agent with the prior approval of each Facility B Lender.
4.UTILISATION
4.1Delivery of the Utilisation Request
The Borrower may utilise Facility B by delivery to the Facility Agent of a duly completed Utilisation Request not later than 11am not less than 5 (five) Business Days prior to the proposed Utilisation Date.
4.2Completion of the Utilisation Request
4.2.1Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
4.2.1.1the proposed Utilisation Date is a Business Day within the Availability Period;
4.2.1.2the currency and amount of the Utilisation complies with Clause 4.3 (Currency and amount);
4.2.1.3it specifies a bank account in South Africa to which the Borrower wishes the proceeds of the relevant Facility B Loan to be credited; and
4.2.1.4it is accompanied by a duly executed Green Costs Certificate, and a Green Costs Report which relates to the proposed Utilisation.
4.2.2Only one Facility B Loan may be requested in each Utilisation Request.
4.2.3The Borrower may not deliver a Utilisation Request if there are Utilisations yet to be made in terms of any Utilisation Requests delivered prior to such Utilisation Request.
4.2.4Only one Utilisation Request may be delivered in respect of Facility B during each month of the Availability Period.
4.3Currency and amount
4.3.1The currency specified in a Utilisation Request must be ZAR.
4.3.2The amount of the proposed Facility B Loan must be an amount which is equal to the amount set out in the Green Costs Report, provided that such amount is not more than the Available Facility and which is a minimum of ZAR50,000,000 (fifty million Rand) or, if less, the Available Facility. For the avoidance of doubt, at any point in time, the cumulative total of all Utilisations of Facility B shall be an amount not exceeding the total cumulative amount spent on Eligible Green Projects as set out in the Green Costs Report.

Term Facility B Agreement_ Execution

4.4Term Facility B Lenders' participation
4.4.1If the conditions set out in this Agreement have been met, and subject to Clause 3 (Conditions of Utilisation) each Facility B Lender shall pay its participation in each Facility B Loan to the Facility Agent by the applicable Utilisation Date from its Facility Office.
4.4.2The amount of each Facility B Lender's participation in each Facility B Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making such Facility B Loan.
4.5Cancellation of Commitment
The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period and each Facility B Lender’s Available Commitment under Facility B shall reduce to zero.
5.INTEREST
5.1Calculation of interest
The rate of interest on each Facility B Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
5.1.1the Applicable Margin; and
5.1.2the Base Rate.
5.2Payment of interest
5.2.1The Borrower shall pay accrued interest on each Facility B Loan on the last day of each Interest Period.
5.2.2The Borrower shall, subject to clause 13.5 (Default interest) of the Common Terms Agreement, pay accrued interest on each Facility B Loan on each Interest Payment Date.
5.3Absence of quotations
Subject to Clause 5.4 (Market Disruption), if the Base Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11am (Johannesburg time) on the Reset Date, the Base Rate shall be determined on the basis of the quotations of the remaining Reference Banks.
5.4Market Disruption
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Facility B Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
5.4.1the Applicable Margin; and

Term Facility B Agreement_ Execution

5.4.1.1the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.
5.4.1.2In this Agreement, Market Disruption Event means:
5.4.1.2.1at or about noon on the Reset Date for the relevant Interest Period the SAR-JIBAR-Reference Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine JIBAR for the relevant Interest Period; or
5.4.1.2.2before close of business in Johannesburg on the Reset Date for the relevant Interest Period, the Facility Agent receives notifications from a Facility B Lender or Lenders (whose participations in that Loan exceed 35 (thirty-five) per cent.) that the cost to it or them of funding its or their participation in that Loan from whatever source it or they may reasonably select would be in excess of JIBAR for the relevant Interest Period.
5.5Alternative basis of interest or funding
5.5.1If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 (thirty) days) with a view to agreeing a substitute basis for determining the rate of interest, failing which the provisions of Clause 5.4 (Market Disruption) shall continue to apply.
5.5.2Any alternative basis agreed pursuant to Clause 5.5.1 shall, with the prior consent of all the Facility B Lenders and the Obligors’ Agent, be binding on all Parties.
5.6Replacement of JIBAR
5.6.1If a JIBAR Replacement Event has occurred, any amendment or waiver which relates to providing for the use of a Replacement Benchmark in addition to or as substitute for JIBAR (or which relates to aligning any provision of a Finance Document to the use of that Replacement Benchmark) may be made with the prior written consent of the Facility Agent (on behalf of the Facility B Lenders) and the Obligors’ Agent.
5.6.2If, upon the occurrence of a JIBAR Replacement Event, this Agreement provides that the rate of interest for a Loan in Rand is to be determined by reference to JIBAR, the Facility Agent and the Obligors’ Agent shall enter into negotiations in good faith with a view to agreeing the use of a Replacement Benchmark in place of JIBAR.
6.INTEREST PERIODS
6.1Duration of Interest Periods
6.1.1Each Interest Period for a Facility B Loan shall be 3 (three) Months.
6.1.2An Interest Period for a Loan shall not extend beyond the Final Repayment Date. If an Interest Period for a Loan would, but for this Clause 6.1.2, be less than 3 (three) Months (such Interest Period,

Term Facility B Agreement_ Execution

    a Broken Period), then for that Broken Period the Base Rate shall be determined in accordance with the following formula:
R = r1+ (t-t1) x (r2-r1) / (t2-t1)
where:

r =	the Base Rate to be determined;
r1 =	JIBAR or where it is not possible to determine JIBAR on any Reset Date, SAR-JIBAR-Reference Rate, in either case converted to a nominal annual compounded quarterly/semi-annually (as applicable) in arrear rate, for the period closest to but less than that Broken Period plus, if this would result in r1 being equal to the SAFEX Overnight Deposit Rate, 0.01% (zero point zero one per cent);
r2 =	JIBAR or where it is not possible to determine JIBAR on any Reset Date, SAR-JIBAR-Reference Rate, in either case converted to a nominal annual compounded quarterly/semi-annually (as applicable) in arrear rate, for the period closest to but greater than that Broken Period;
t1 =	the number of days applicable to the period for which r1 is quoted on the first day of that Broken Period;
t2 =	the number of days applicable to the period for which r2 is quoted on the first day of that Broken Period; and
t =	the number of days in that Broken Period.
6.1.3Each Interest Period for a Loan shall start on the relevant Utilisation Date.
6.2Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
6.3Day Count Convention
Any interest on a Loan will accrue from day to day and will be calculated inclusive of the first day but exclusive of the last day of the applicable Interest Period on the basis of the actual number of days elapsed and a year of 365 days (irrespective of whether the year is a leap year) or, in any case where the practice in the Johannesburg interbank market differs, in accordance with that market practice.
6.4Consolidation of Facility B Loans
If two or more Interest Periods:

Term Facility B Agreement_ Execution

6.4.1relate to a Facility B Loan made to the Borrower; and
6.4.2end on the same date,
those Facility B Loans will, be consolidated into, and treated as, a single Facility B Loan on the last day of the Interest Period, provided that all Facility B Loans advanced during the Availability Period will, be consolidated into, and treated as, a single Facility B Loan on the last day of the Availability Period.
7.COMMITMENT FEE
7.1.The Borrower shall pay to the Facility Agent (for the account of each Facility B Lender) a commitment fee computed at the rate of 35% (thirty-five per cent) of the Applicable Margin per annum on the undrawn portion of the applicable Maximum Commitment Limits in respect of each Period and which fees shall accrue on a daily basis.
7.2.An accrued commitment fee is payable on the last day of each successive period of 3 (three) Months occurring during the Availability Period and on the last day of the Availability Period.
7.3.Each Facility B Lender shall deliver to the Borrower a VAT invoice in respect of each payment received on account of the commitment fee.
8.REPAYMENT OF FACILITY B LOAN
8.1The Borrower shall repay the Facility B Loans by paying an amount equal to each Repayment Amount in full on each Repayment Date.
8.2The Borrower shall repay all Loans outstanding under Facility B (including accrued and unpaid interest thereon) in full by no later than the Final Repayment Date.
8.3The Borrower may not reborrow any part of the Facility B which is repaid.
9.PREPAYMENT
9.1Mandatory Prepayment
The Borrower shall be obliged to mandatorily prepay the Facility B Loans made to it hereunder in accordance with, and subject to the conditions of clause 10 (Prepayment and Cancellation) of the Common Terms Agreement.
9.2Voluntary Prepayment
The Borrower shall be entitled to voluntarily prepay the whole or a portion of the Facility B Loans made to it hereunder in accordance with, and subject to the conditions of the Common Terms Agreement.
10.REPRESENTATIONS FOR GREEN LOAN
The Borrower makes the representations and warranties set out in this Clause 10 in addition to those in clause 20 (Representations) of the Common Terms Agreement to each Finance Party on the Signature Date in each case, unless otherwise indicated, in respect of itself.

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10.1Green Loan Representations
10.1.1The Green Loan Framework shall set out:
10.1.1.1the environmental sustainability objectives of the Borrower in respect of the Eligible Green Project, including how the Eligible Green Projects further the Borrower’s achievement of its Science Based Targets and decarbonisation strategy (and of any applicable interim targets);
10.1.1.2the process by which the Borrower determines how the Eligible Green Projects align with the Eligibility Criteria; and
10.1.1.3any related eligibility criteria, including, if applicable, exclusion criteria, or any other process applied to identify and manage potentially material environmental risks associated with the Eligible Green Project.
10.1.2Save as disclosed in writing to the Sustainability Coordinator and Sustainability Agent prior to the Signature Date, the factual information provided by the Borrower as set out in the Green Loan Framework is true and accurate in all material respects as at the date it was provided or (as the case may be) as at the date the information is expressed to be given.
10.1.3The Eligible Green Projects conform to the Eligibility Criteria and Green Loan Framework.
10.1.4The Borrower has an established process to identify and manage potentially material environmental risks associated with the Eligible Green Projects.
11.GREEN LOAN UNDERTAKINGS
The undertakings in this Clause 11 (in addition to those in clause 23 (General Undertakings) of the Common Terms Agreement) remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Facility B Commitment is in force.
11.1Green Loan Undertakings
11.1.1The Borrower shall comply with the provisions of the Green Loan Framework in all material respects.
11.1.2The Borrower shall not amend or agree to amend the Green Loan Framework in a way which is materially adverse to the Facility B Lenders.
11.1.3The Borrower shall ensure that the proceeds of the Green Facility are allocated to Eligible Green Projects and recorded in the accounting systems of the Borrower (including being allocated a unique cost code) in accordance with the provisions of the Green Loan Framework.
11.1.4The Borrower shall maintain policies and procedures to enable it to track the allocation of funds towards each Eligible Green Project and to monitor and evaluate each Eligible Green Project on an on-going basis, in accordance with the Green Loan Framework.

Term Facility B Agreement_ Execution

12.GREEN INFORMATION UNDERTAKINGS
The undertakings in this Clause 12 in addition to those in clause 21 (Information Undertakings) of the Common Terms Agreement remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Facility B Commitment is in force.
12.1Information: Miscellaneous
The Obligors’ Agent shall supply to the Sustainability Coordinator and Sustainability Agent promptly, upon becoming aware of them, details in writing of any non-compliance with Clause 11 (Green Loan Undertakings).
12.2Green Loan Reporting
12.2.1The Obligors’ Agent shall supply to the Sustainability Agent, as soon as the same become available, but in any event within 75 days after the end of each of its Financial Years, an annual Allocation and Impact Report.
12.2.2The Obligors’ Agent shall from time to time at its own cost and expense supply to the Sustainability Coordinator and Sustainability Agent (in sufficient copies for all the Facility B Lenders, if the Sustainability Agent so requests) any such relevant information which in the opinion of the Borrower relates to:
12.2.2.1a material change to the Eligible Green Project financed with Facility B; and/or
12.2.2.2the Green Loan Framework;
which, in each case, would reasonably be expected to result in a Declassification Event or the declassification of any Green Loans in accordance with the provisions of Clause 13.2 (Declassification Events).
13.COMPLIANCE WITH GREEN LOAN PRINCIPLES
13.1Green Loan Audits
13.1.1If the Borrower or Obligors’ Agent, as the case may be, fails to comply with any of the provisions referred to in:
13.1.1.1Clause 6.1 (Purpose) of the Common Terms Agreement;
13.1.1.2Clause 2.2 (Facility B Loan);
13.1.1.3Clause 10 (Green Loan Representations);
13.1.1.4Clause 11 (Green Loan Undertakings);
13.1.1.5Clause 12.1 (Information: Information: Miscellaneous);
13.1.1.6Clause 12.2 (Green Loan Reporting),

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(collectively, the Applicable Clauses and each an Applicable Clause), the Sustainability Agent (acting on the instructions of the Majority Lenders) may carry out any independent third-party verifications or audits, at the cost of the Borrower, that it considers reasonably necessary to confirm that the Borrower or Obligors’ Agent, as the case may be, has complied with its obligations under this Agreement. The Sustainability Agent may exercise its right to carry out such independent third-party verifications or audits as aforesaid to the extent that it reasonably suspects that the Borrower or Obligors’ Agent, as applicable, has failed to comply with any Applicable Clause.
13.1.2The Sustainability Agent shall notify the Obligors’ Agent of the proposed terms of reference of any audit to be carried out pursuant to this Clause 13.1 (Green Loan Audits) and shall consult with the Obligors’ Agent on the proposed Terms of Reference.
13.1.3Notwithstanding Clause 13.1.2, the Terms of Reference shall be subject only to the prior approval of the Sustainability Agent (acting on the instructions of the Majority Lenders).
13.1.4The findings of any audit carried out pursuant to this Clause 13.1 shall, in the absence of manifest error, be conclusive and binding on all Parties.
13.2Declassification Events
If:
13.2.1any representation, warranty or statement made or given or deemed to be made or given by the Borrower relating to a Green Loan is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;
13.2.2the Borrower fails to comply with any of the provisions referred to in:
13.2.2.1Clause 6.1 (Purpose) of the Common Terms Agreement;
13.2.2.2Clause 2.2 (Facility B Loan);
13.2.2.3Clause 10 (Green Loan Representations);
13.2.2.4Clause 11 (Green Loan Undertakings),
13.2.2.5Clause 12.2 (Green Loan Reporting);
and if such failure to comply is capable of remedy but not remedied by the Borrower within 30 (thirty) Business Days (or such longer period as the Sustainability Agent may agree in writing) of the earlier of (i) the Sustainability Agent giving written notice of the failure to comply to the Borrower and (ii) the Borrower becoming aware of the failure to comply, each outstanding Green Loan shall be declassified as such by the Sustainability Agent.
13.3Consequences of Declassification
13.3.1From the date on which any Facility B Loan is declassified as a Green Loan in accordance with Clause 13.2 (Declassification Events) (the Declassification Date), the Borrower shall, as soon as reasonably practicable and in any event within 15 (fifteen) days of notice from the Sustainability Agent (acting on the instructions of the Facility B Lenders):

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13.3.1.1cease representing in all internal and external communications, marketing or publications that each outstanding Facility B Loan is a Green Loan; and
13.3.1.2ensure that all material, publications and information it publishes relating each outstanding Facility B Loan no longer refers to it as a Green Loan.
13.3.2With immediate effect from the Declassification Date, a Facility B Lender shall not be obliged to fund a Utilisation under Facility B.
13.3.3Within 10 (ten) Business Days of the Declassification Date, the Sustainability Agent, Sustainability Coordinators and Obligors’ Agent shall enter into negotiations (to be conducted in good faith for a period of not more than 30 (thirty) days) (the 30-day period, being the Revised Margin Negotiation Period) with a view to agreeing a new margin applicable to the Green Facility (the Revised Facility B Margin).
13.3.4If, following the expiry of the Revised Margin Negotiation Period:
13.3.4.1the Sustainability Agent, the Sustainability Coordinators and the Obligors’ Agent agree to the Revised Facility B Margin, such Revised Facility B Margin shall apply in respect of the Interest Period immediately following the Declassification Date; or
13.3.4.2the Sustainability Agent, the Sustainability Coordinators and the Obligors’ Agent fail to agree to the Revised Facility B Margin, the Obligors’ Agent shall notify the Borrower of such failure and the Applicable Margin shall increase by 0.2% (zero point two percent.) with effect from the Interest Period immediately following the expiry of the Revised Margin Negotiation Period and the provisions of Clause 2.2 (Facility B Loan), Clause 10 (Green Loan Representations), Clause 11 (Green Loan Undertakings), and Clause 12.2 (Green Loan Reporting) shall cease to be of any further force or effect.
14.CONSEQUENCES OF EVENT OF DEFAULT
If a notice is delivered pursuant to clause 26.17 (Acceleration) of the Common Terms Agreement, the Borrower shall be obliged, without prejudice to any other rights which the Finance Parties may have pursuant to the Finance Documents or at law, to repay the Facility B Loans made to it hereunder (which shall be immediately due and payable) together with:
14.1accrued but unpaid interest on the Facility B Loans; plus
14.2Breakage Costs (if any); plus
14.3accrued but unpaid interest on all Unpaid Sums payable by the Borrower in accordance with clause 13.5 (Default interest) of the Common Terms Agreement from the due date of such Unpaid Sum to its date of payment.

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BORROWER AND OBLIGORS’ AGENT

SIGNED at ___Randfontein____________ on this the ____25th_____ day of ________May_______2022.

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

/s/ Boipelo Pride Lekubo____
Signatory: Boipelo Pride Lekubo
Capacity: Financial Director
Who warrants authority hereto

/s/ Peter William Steenkamp_
Signatory: Peter William Steenkamp
Capacity: Chief Executive Officer
Who warrants authority hereto

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ORIGINAL FACILITY B LENDER

SIGNED at ___Johannesburg____________ on this the ____25th_____ day of ________May_________2022.

For and on behalf of
NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION)

_/s/G.L.WEBBER_____________
Signatory: G.L.WEBBER
Capacity: AUTHORISED SIGNATORY
Who warrants authority hereto

_/s/N.J.SINGH________________
Signatory: N.J. SINGH
Capacity: AUTHORISED SIGNATORY
Who warrants authority hereto

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ORIGINAL FACILITY B LENDER

SIGNED at ___Johannesburg____________ on this the ____25th_____ day of ________May__________2022.

For and on behalf of
ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE and INVESTMENT BANKING DIVISION)

/s/Andrew SPrenger________
Signatory: Andrew SPrenger
Capacity: Authorised
Who warrants authority hereto

/s/ Chetan Jeeva__________
Signatory: Chetan Jeeva
Capacity: Authorised
Who warrants authority hereto

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ORIGINAL FACILITY B LENDER

SIGNED at ___Johannesburg___on this the __9th___ day of ____May___2022.

For and on behalf of
FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)

/s/ Julian Grieve___________
Signatory: Julian Grieve
Capacity: Authorised Signatory
Who warrants authority

/s/ Tshepo Pitse_____________
Signatory: Tshepo Pitse
Capacity: Authorised Signatory
Who warrants authority

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ORIGINAL FACILITY B LENDER

SIGNED at Johannesburg___ on this the ____25th____day of _May______2022.

For and on behalf of
STATE BANK OF INDIA (ACTING THROUGH ITS JOHANNESBURG BRANCH)
/s/ ASHISH KUMAR PATNAIK____________________________
Signatory: ASHISH KUMAR PATNAIK
Capacity: Authorised Signatory VICE PRESIDENT, SYNDICATIONS
Who warrants authority

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ORIGINAL FACILITY B LENDER
SIGNED at Johannesburg___ on this the ___25th_____ day of _May____2022.

For and on behalf of
BANK OF CHINA LIMITED, JOHANNESBURG BRANCH

/s/ Greg Cohen________________
Signatory: Greg Cohen - Acting Assistant General Manager
Capacity: Authorised Signatory
Who warrants authority hereto

/s/ Lynne Hulme_____________
Signatory: Lynne Hulme
Capacity: Authorised Signatory
Who warrants authority hereto

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ORIGINAL FACILITY B LENDER

SIGNED at Johannesburg___ on this the ___25th___ day of ___May___2022.

For and on behalf of
INVESTEC BANK LIMITED (ACTING THROUGH ITS INVESTMENT BANKING DIVISION: CORPORATE SOLUTIONS)

/s/ Kerry Caldwell___________
Signatory: Kerry Caldwell
Capacity: Authorised Signatory
Who warrants authority hereto

/s/ Sean Rule________________
Signatory: Sean Rule
Capacity: Authorised Signatory
Who warrants authority hereto

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ORIGINAL FACILITY B LENDER

SIGNED at Johannesburg___ on this the ___9th_____ day of _May____2022.

For and on behalf of HSBC BANK PLC - JOHANNESBURG BRANCH /s/ Dean Radbourne Signatory: Dean Radbourne Capacity: Authorised Signatory Who warrants authority

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ORIGINAL FACILITY B LENDER
SIGNED at Johannesburg___ on this the ___25th_____ day of _May____2022.

For and on behalf of
INDUSTRIAL DEVELOPMENT CORPORATION OF SOUTH AFRICA LIMITED (AS ORIGINAL LENDER)

/s/ A.C.Fourie_______
Signatory: A.C.Fourie
Capacity: A.Signatory
Who warrants authority hereto

/s/ David Wanda____________
Signatory: DAVID WANDA
Capacity: LEAGAL MANAGER
Who warrants authority hereto

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ORIGINAL FACILITY B LENDER
SIGNED at Cape Town___ on this the ___25th_____ day of _May____2022.

For and on behalf of
NINETY ONE SA PROPRIETARY LIMITED (ACTING AS AGENT AND PORTFOLIO MANAGER OF NINETY ONE ASSURANCE LIMITED)

/s/ Adam Fletcher_________
Signatory: Adam Fletcher
Capacity: General Counsel
Who warrants authority hereto

/s/ Nathaniel Micklen_______
Signatory: Nathaniel Micklen
Capacity: Portfolio Manager
Who warrants authority hereto

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FACILITY AGENT

SIGNED at Johannesburg___ on this the ___25th_____ day of _May____2022.

For and on behalf of
ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE and INVESTMENT BANKING DIVISION)

/s/ Anna van Rooyen_______
Signatory: Anna van Rooyen
Capacity: Authorised
Who warrants authority hereto

/s/ Ameeth Lakhani________
Signatory: Ameeth Lakhani
Capacity: Authorised
Who warrants authority hereto

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SUSTAINABILITY AGENT

SIGNED at Johannesburg___ on this the ___25th_____ day of _May____2022.

For and on behalf of
ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE and INVESTMENT BANKING DIVISION)

/s/Andrew SPrenger________
Signatory: Andrew SPrenger
Capacity: Authorised
Who warrants authority hereto

/s/ Chetan Jeeva__________
Signatory: Chetan Jeeva
Capacity: Authorised
Who warrants authority hereto

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SUSTAINABILITY COORDINATOR

SIGNED at Johannesburg___ on this the ___25th_____ day of _May____2022.

For and on behalf of
ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE and INVESTMENT BANKING DIVISION)

/s/Andrew SPrenger________
Signatory: Andrew SPrenger
Capacity: Authorised
Who warrants authority hereto

/s/ Chetan Jeeva__________
Signatory: Chetan Jeeva
Capacity: Authorised
Who warrants authority hereto

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SUSTAINABILITY COORDINATOR

SIGNED at ___Johannesburg____________ on this the ____25th_____ day of ________May_______________2022.

For and on behalf of
NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CORPORATE AND INVESTMENT BANKING DIVISION)

_/s/G.L.WEBBER_____________
Signatory: G.L.WEBBER
Capacity: AUTHORISED SIGNATORY
Who warrants authority hereto

_/s/N.J.SINGH________________
Signatory: N.J. SINGH
Capacity: AUTHORISED SIGNATORY
Who warrants authority hereto

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SCHEDULE 1
THE ORIGINAL FACILITY B LENDERS

NAME OF ORIGINAL FACILITY B LENDER	FACILITY B COMMITMENT (ZAR)
Absa Bank Limited (acting through its Corporate and Investment Banking division)	ZAR320,000,000
Nedbank Limited (acting through its Nedbank Corporate and Investment Banking division)	ZAR290,000,000
FirstRand Bank Limited (acting through its Rand Merchant Bank division)	ZAR285,000,000
State Bank of India (acting through its Johannesburg Branch)	ZAR100,000,000
Bank of China Limited, Johannesburg Branch	ZAR100,000,000
Investec Bank Limited (acting through its Investment Banking division: Corporate Solutions)	ZAR125,000,000
HSBC Bank plc - Johannesburg Branch	ZAR25,000,000
Industrial Corporation of South Africa Limited	ZAR155,000,000
Ninety One SA Proprietary Limited acting as agent and portfolio manager of Ninety One Assurance Limited	ZAR100,000,000

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SCHEDULE 2
FORM OF UTILISATION REQUEST
From    :    Harmony Gold Mining Company Limited

To    :    [●]
        (as Facility Agent)

Date    :    [insert]

Dated    [●]

Dear Sirs
Harmony Gold Mining Company Limited – Term Facility B Agreement dated [●] (the Agreement)
1.We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.We wish to borrow a Facility B Loan on the following terms:
Facility to be utilised:    Facility B
Proposed Utilisation Date:    [●] (or, if that is not a Business Day, the next Business Day)
Amount:    ZAR [●]
3.We confirm that each condition specified in Clause 3 (Conditions of Utilisations) is satisfied on the date of this Utilisation Request.
4.The proceeds of this Facility B Loan should be credited to: [account].
5.This Utilisation Request is accompanied by a duly executed Green Costs Certificate and a Green Costs Report.
6.This Utilisation Request is irrevocable.
Yours faithfully

_____________________________
For: Harmony Gold Mining Company Limited
Capacity:
Who warrants his authority hereto

Term Facility B Agreement_ Execution

SCHEDULE 3
GREEN LOAN FRAMEWORK
This Green Loan Framework sets out how the Borrower will use the Green Facility provided by the Facility B Lenders under this Agreement.
The Green Loans raised in accordance with this Green Loan Framework align with the Eligibility Criteria below.
Eligibility Criteria
1.Use of Proceeds
The Green Facility shall be used exclusively to finance Investments relating to the construction, development, acquisition, maintenance, and/or operation of renewable energy installations including, but not limited to, the following renewable energy projects that form part of phase 2 of the Borrower’s solar photovolactic project:
1.13MWp Central Plant;
1.25MWp Saaiplaas Plant;
1.37MWp Kalgold;
1.420MWp Moab Operations;
1.518MWp FG 1 Plant;
1.614MWp MWS/Chemwes;
1.720MWp Phakisa;
1.810MWp Joel Operations;
1.920MWp Mponeng Operations;
1.1010MWp Target 1 + plant; and
1.1110MWp Covalent,
(the Eligible Green Projects).
2.Project Selection and Evaluation
2.1The Borrower shall comply with its existing internal capital project approval process as at the Signature Date. Additionally, the Green Loan Confirmation Committee will:
2.1.1confirm the eligibility of the projects that would qualify as Eligible Green Projects;
2.1.2approve the allocation of the proceeds of each Green Loan to reimburse capital expenditure related to Eligible Green Projects;

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2.1.3assess the compliance of Eligible Green Projects with the Borrower’s social and environmental policy where applicable; and
2.1.4exercise professional discretion and judgement in granting any approval contemplated herein.
3Management of Proceeds
3.1.The Borrower will, through its finance department, manage the allocation of proceeds from the Green Loans to Eligible Green Projects. The Borrower will ensure that these allocations are recorded in the accounting systems of the Borrower and maintained by its finance department.
3.2.Subject to the approval of the applicable Capital Projects Authorising Parties, the Borrower will generate a unique cost code for each Eligible Green Project in its accounting system.
3.3.The Borrower shall initially incur or fund the expenditure relating to the construction, development, acquisition, maintenance, and/or operation of the Eligible Green Projects.
3.4.On a monthly basis, the Borrower will extract a Green Costs Report. Once the Green Costs Report has been reviewed and approved by the treasury department of the Borrower, the treasury department shall issue a Utilisation Request to which the Green Costs Report will be attached. The amount of the Utilisation shall be limited to the capital expenditure set out in the Green Costs Report which shall reference the cost code contemplated in paragraph 3.2 hereof.
3.5.The Executive Head: Treasury, the Executive Head of Sustainable Development and the Executive Head Technical and Engineering of the Borrower will each certify in respect of each Utilisation Request that the proposed Utilisation of the Green Facility will be utilised exclusively to reimburse the Borrower for expenditure relating to Eligible Green Projects as set out in the applicable Green Costs Report.
4.Reporting
4.1The Borrower will report on the impact and allocation of each Green Loan in the Allocation and Impact Report, made available to the Facility B Lenders during the term of the Green Loans. The report will include the following:
4.1.1Allocation Reporting (including, (i) the Eligible Green Project names and descriptions and (ii) the amount invested in respect of each Eligible Green Project and funded by Utilisations under the Green Loans).
4.1.2Impact Reporting
Where relevant and feasible, the Borrower will provide impact metrics by project which include the following:
4.1.2.1Annual GHG Emissions reduced/avoided in tonnes of CO2 equivalent/annum;
4.1.2.2Annual renewable energy generation in MWh/GWh (electricity) and GJ/TJ (other energy) and used by the Borrower;
4.1.2.3Capacity of renewable energy plant(s) constructed or rehabilitated in MW;

Term Facility B Agreement_ Execution

4.1.2.4Confirmation that the Eligible Green Projects have not been allocated to any other green and or sustainable use of proceed facilities into which the Borrower may enter from time to time.
4.2The Borrower shall confirm compliance with the Green Loan Principles Requirements.
4.3All relevant information regarding the allocation of proceeds of a Utilisation as contemplated in paragraph 4.1.1 above will be recorded in the Borrower’s accounting software and maintained by the Borrower’s finance department.
The Obligors’ Agent will notify the Sustainability Agent within 15 (fifteen) Business Days of becoming aware of any failure to comply with this Green Loan Framework.
The Parties acknowledge and agree that, solely as a result of failure to perform or comply with this Green Loan Framework, no Default or Event of Default will occur.

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SCHEDULE 4
ALLOCATION AND IMPACT REPORT
From:        [Borrower]
To:        [Sustainability Agent]
Dated        [●]
Dear Sirs,
Harmony Gold Mining Company Limited -Term Facility B Agreement dated [•] (Agreement)
1We refer to the Agreement. This is the Allocation and Impact Report required in terms of paragraph 4 of Schedule 3 of the Agreement. Terms defined in the Agreement have the same meaning in this report unless given a different meaning in this report.
2Allocation Report:

Summary Report
Total Green Loan utilisation to date				ZAR [●]
Total amount allocated towards Eligible Green Projects to date				ZAR [●]
Detailed Report
Renewable Energy			Project cost	Eligibility for green loan	Allocated Amount
Eligible Green Project name	Eligible Green Project description	Completion date	ZAR	% of project cost	ZAR

Total

3Impact Report:

Eligible Green Project Name	Annual GHG Emissions reduced/avoided (CO2 equivalent/annum)	Annual renewable energy generation (MWh (electricity))	Capacity of renewable energy plant(s) constructed or rehabilitated (MW)	Other indicators

Total

4We hereby confirm that the Eligible Green Projects have not been allocated to any other green and or sustainable use of proceeds facilities into which we have entered.
5We hereby confirm compliance with the Green Loan Principles Requirements.

Term Facility B Agreement_ Execution

Director/Officer                            Director/Officer
Of                                Of
[Obligors’ Agent]                        [Obligors’ Agent]

Term Facility B Agreement_ Execution

SCHEDULE 5
CONFIRMATION OF AUTHORISATIONS CERTIFICATE
From:    [Obligors’ Agent]

To:    [Sustainability Agent]

Dated    [●]

Dear Sirs,

Harmony Gold Mining Company Limited -Term Facility B Agreement dated [•] (Agreement)

1.We refer to the Agreement. This is the confirmation required in terms of clause 3.1.2 of the Agreement. Terms defined in the Agreement have the same meaning in this certificate unless given a different meaning in this certificate.
2.We confirm that all regulatory approvals, Environmental Permits and Authorisations required in connection with the Eligible Green Projects to which the proposed Utilisation relates have been obtained as at the date of this confirmation.
3.We have listed below and enclose copies of all regulatory approvals, Environmental Permits and Authorisations including the Environmental Authorisation Letter relating to the proposed Utilisation, and the Environmental Impact Assessment to which the proposed Utilisation relates.

Environmental Permit/Authorisation/Environmental Impact Assessment	Date
[Insert]	[Insert]
[Insert]	[Insert]

Director/Officer                            Director/Officer
Of                                Of

[Obligors’ Agent]                            [Obligors’ Agent]

Term Facility B Agreement_ Execution